AMENDMENT TO THE
AMENDED AND RESTATED MASTER SERVICES AGREEMENT

THIS AMENDMENT, effective as of July 29, 2024, to the Amended and Restated Master Services Agreement, dated as of November 21, 2013, as amended (the “Agreement”), is entered into by and between KORNITZER CAPITAL MANAGEMENT, INC. (the “Advisor”), as investment adviser and manager of the Buffalo Funds, a Delaware statutory trust (the “Trust”) and its series, as listed on Appendix I, as the parties may amend, (collectively, the “Buffalo Funds” or the “Funds” and each, individually, a “Fund”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Appendix I of the Agreement to update Fund names; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

Effective July 29, 2024 Appendix I is hereby superseded and replaced with the Appendix I attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KORNITZER CAPITAL MANAGEMENT, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Laura Symon Browne	By: /s/ Greg Farley

Printed Name: Laura Symon Browne	Printed Name: Greg Farley

Title: Executive Vice President	Title: SVP

Date: 7/26/2024	Date: 7/26/2024

Appendix I

NAMES OF SERIES (FUND) OF BUFFALO FUNDS	MANAGEMENT FEE (as percent of a Fund’s net assets)	PORTION OF MANAGEMENT FEE PAID TO USBFS (as percent of a Fund’s net assets)
Buffalo Flexible Allocation Fund	0.85%	0.30%
Buffalo Growth Fund	0.75%	0.25%
Buffalo High Yield Fund	0.85%	0.30%
Buffalo International Fund	0.85%	0.30%
Buffalo Blue Chip Growth Fund	0.75%	0.25%
Buffalo Mid Cap Growth Fund	0.85%	0.30%
Buffalo Early Stage Growth Fund	1.30%	0.30%
Buffalo Mid Cap Discovery Fund	0.85%	0.30%
Buffalo Small Cap Growth Fund	0.85% on the First $6 Billion 0.80% on the next $1 Billion 0.75% on the next $1 Billion 0.70% on the next $1 Billion 0.65% on assets above $9 Billion	0.300% on the First $6 Billion 0.275% on the next $1 Billion 0.250% on the next $1 Billion 0.225% on the next $1 Billion 0.200% on assets above $9 Billion
Buffalo Growth & Income Fund	0.75%	0.25%
*Management fees are stated as of July 29, 2024, and may be amended from time to time pursuant to each Fund’s Management Agreement.
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